UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): July 17, 2009
GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(Zip Code)
(770) 644-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     Effective July 17, 2009, Mr. Kelvin L. Davis, one of the members of the Board of Directors of Graphic Packaging Holding Company (the “Company”), resigned from the Board and the Nominating and Corporate Governance Committee of the Board. His resignation did not result from any disagreement with the Company or its management. Mr. Jeffrey Liaw, a current member of the Board, was appointed to the Nominating and Corporate Governance Committee as of July 17, 2009.
     Also on July 17, 2009, the Company’s Board of Directors elected Kevin R. Burns to the Board to fill the vacancy created by the resignation of Mr. Davis. Mr. Burns will serve as one of the Class I Directors, whose 3-year terms expire in 2011. Mr. Burns was nominated to the Board of Directors according to the provisions of the Stockholders Agreement dated as of July 9, 2007, pursuant to which certain stockholders affiliated with TPG Capital, L.P. (the “TPG Entities”) have the right (subject to certain stock ownership requirements) to designate three individuals for nomination for election to the Company’s Board. Additional information regarding the Stockholders Agreement, as well as the acquisition of Altivity Packaging, LLC from the TPG Entities and other agreements between the Company and its primary stockholders (including the TPG Entities), is provided in the Company’s Proxy Statement for the Annual Meeting of Stockholders held on May 13, 2009, filed with the Securities and Exchange Commission on April 23, 2009 (Commission File No. 001-33988) (the “Proxy Statement”), under the headings “Summary of Combination with Altivity Packaging, LLC” and “Certain Relationships and Related Transactions” and is incorporated herein by reference.
     Mr. Burns will participate in the compensation program for non-employee directors as described in the Proxy Statement under the heading “Compensation of Directors”.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAPHIC PACKAGING HOLDING COMPANY (Registrant)
Date: July 17, 2009	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Senior Vice President, General Counsel and Secretary